Exhibit 99.1

PRA Group Appoints Information Technology Leader to Board of Directors

NORFOLK, Va., Jan. 8, 2019 - PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, announced today that Danielle Brown was appointed to the Company’s Board of Directors effective Jan. 3, 2019.

Brown, a certified Lean Six Sigma Black Belt, is an accomplished information technology executive with over 20 years of experience in global technology services. Brown currently serves as the chief information officer for Brunswick Corporation, a publicly traded, leading global designer, manufacturer, and marketer of recreation products including marine engines, boats, fitness equipment, and active recreation products.  Prior to joining Brunswick in November 2016, Brown served for 16 years in roles of increasing responsibility with DuPont Corporation, including Chief Information Officer for Global Business and as the head of global transformation and productivity; global data, business insight and analytics and global information technology strategy, planning, organization development and compliance.

“I am pleased to welcome Dani to PRA Group’s Board of Directors. Dani brings not only her considerable technical skills, but an energy and drive that complements her impressive intellect. Dani is a proven contributor and team player that I know will make her an extremely effective board member,” said Steve Fredrickson, executive chairman of the Board of Directors.

Brown earned a bachelor of arts in computer science from Indiana University of Pennsylvania, a master of science in information systems from Pennsylvania State University, and a master of business administration from Drexel University.

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With more than 5,400 employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

Investor Contact:
Darby Schoenfeld, CPA
Vice President, Investor Relations
(757) 431-7913
Darby.Schoenfeld@PRAGroup.com

News Media Contact:
Elizabeth Kersey
Vice President, Communications and Public Policy
(757) 431-3398
Elizabeth.Kersey@PRAGroup.com
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